Exhibit (23)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-67586 on Form S-3 and Registration Statements No. 333-40394, 333-99805 and 333-99807 on Form S-8 of our reports dated March 11, 2005 relating to the financial statements and financial statement schedule of Vulcan Materials Company and its subsidiary companies, and management's report on the effectiveness of internal control over financial reporting (which report on the consolidated financial statements express an unqualified opinion and include an explanatory paragraph related to the adoption of Statement of Financial Accounting Standards ("SFAS") No. 143 and 142), appearing in and incorporated by reference in the Annual Report on Form 10-K of Vulcan Materials Company for the year ended December 31, 2004.

/s/DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP
Birmingham, Alabama
March 11, 2005